AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces 187% Revenue Increase

in First Quarter of 2008

First Quarter Highlights:

•	Revenue of $174 million, up 187% from same quarter a year ago, including LogistiCare; Providence base social services segment grew 29%
•	Net income of $3.7 million, or $.29 per diluted share, includes expense of $1.6 million attributable to management bonuses and $350,000 of unanticipated audit costs, totaling $0.09 per diluted share
•	Cash flow of $13.8 million after $2.2 million of debt repayment

TUCSON, ARIZONA – May 7, 2008 — The Providence Service Corporation (Nasdaq: PRSC) today announced results for the first quarter of 2008 ended March 31, 2008.

For the first quarter of 2008, the Company reported revenue of $173.7 million, an increase of 187% from $60.5 million for the comparable period in 2007, and above management’s guidance of $170 million. Revenue from Providence’s base social services segment grew 29.2% to $78.1 million in the first quarter and the acquired Non-Emergency Transportation Services segment totaled $95.6 million. Operating income was $10.9 million in the quarter, more than double the $5.3 million recorded in the year ago period. Net income was $3.7 million, or $0.29 per diluted share, in the quarter ended March 31, 2008, and included $1.6 million of management bonuses and $350,000 of additional audit costs as result of 2007 acquisition activity. In the year ago quarter, net income was $3.3 million, or $0.28 per diluted share. Providence’s direct client census grew to over 55,000 at March 31, 2008 from 51,259 at March 31, 2007, and the Company had over seven million individuals eligible to receive services under its non-emergency transportation contracts. The number of direct contracts increased to 705 at March 31, 2008 from 577 at March 31, 2007 mostly due to contracts acquired in connection with the Company’s acquisition of LogistiCare.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 5.8% to $56.4 million for the quarter ended March 31, 2008 from $53.3 million for the prior year period. Managed entity

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to over 25,000 at March 31, 2008 as compared to 24,087 at March 31, 2007. Contracts of managed entities decreased to 325 from 328 quarter over quarter due to the consolidation of certain contracts.

“This is an exciting time for us,” said Fletcher McCusker, Chairman and CEO. “Increased enrollment in Medicaid and other demographic trends continue to strain state government budgets, creating a rich environment for privatization. At the end of the first quarter we won our second largest social services contract, an $18 million workforce development contract in the greater El Paso area and we continue our track record of renewals, with no indication of contract terminations for the July procurement cycle. This is despite the economic downturn and negative rhetoric regarding government budgets. We continue to believe we are part of the solution to government budget issues.”

“We are also making progress integrating our recent acquisition of LogistiCare. We have co-located some of our employees and have consolidated certain IT and back office functions where appropriate. We are also beginning to see some synergies in the areas of strategic business development. As we look ahead, we continue to see over $100 million of contracts up for bid for the fiscal 2009 procurement cycle and look forward to hearing about these awards over the next two quarters.”

Guidance

The Company anticipates second quarter 2008 revenue of approximately $174-175 million with earnings per diluted share of between $0.36 and $0.38. At the current time the Company has no change to its prior 2008 annual guidance of $673 million in revenue and $1.45 to $1.50 in diluted earnings per share. The Company anticipates it will provide guidance for the remaining two quarters of 2008 after it has more visibility into the July procurement cycle.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT) on Thursday, May 8, 2008 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 679-8034, or for international callers (617) 213-4847 and by using the passcode 12295591. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PAJEHVMA6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until May 15, 2008 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 82974931.

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Providence Service Corporation

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services to over 80,000 clients through approximately 1,030 contracts, with an estimated seven million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business with managed entities.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended March 31,
	2008	2007
Revenues:
Home and community based services	$65,896	$50,030
Foster care services	6,952	5,641
Managements fees	5,242	4,784
Non-emergency transportation services	95,574	—

	173,664	60,455
Operating expenses:
Client service expense	61,483	46,803
Cost of non-emergency transportation services	86,248	—
General and administrative expense	11,666	7,318
Depreciation and amortization	3,320	1,008

Total operating expenses	162,717	55,129

Operating income	10,947	5,326
Other (income) expense:
Interest expense	5,285	111
Interest income	(358)	(363)

Income before income taxes	6,020	5,578
Provision for income taxes	2,316	2,259

Net income	$3,704	$3,319

Earnings (loss) per common share:
Basic	$0.30	$0.28

Diluted	$0.29	$0.28

Weighted-average number of common shares outstanding:
Basic	12,240,299	11,852,759
Diluted	12,452,041	11,983,421

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$49,196	$35,379
Accounts receivable—billed, net of allowance of $2.6 million	68,034	65,852
Accounts receivable—unbilled	2,149	2,250
Management fee receivable	10,460	10,166
Other receivables	1,706	2,524
Notes receivable	567	563
Notes receivable from related party	44	1,734
Restricted cash	7,071	8,842
Prepaid expenses and other	8,732	9,554
Deferred tax assets	3,247	5,094

Total current assets	151,206	141,958
Property and equipment, net	11,265	11,562
Notes receivable, less current portion	749	880
Goodwill	280,805	280,710
Intangible assets, net	95,836	98,254
Restricted cash, less current portion	5,031	6,461
Other assets	12,563	12,158

Total assets	$557,455	$551,983

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$10,031	$8,950
Accounts payable	12,826	14,035
Accrued expenses	40,536	36,448
Accrued transportation costs	25,344	24,576
Deferred revenue	3,223	4,062
Reinsurance liability reserve	6,343	8,344

Total current liabilities	98,303	96,415
Long-term obligations, less current portion	233,225	236,469
Other long-term liabilities	4,221	190
Deferred tax liabilities	29,766	30,600

Total liabilities	365,515	363,674
Non-controlling interest	7,649	7,649
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,776,933 and 12,756,392 issued and outstanding (including treasury shares)	13	13
Additional paid-in capital	159,860	159,177
Common stock subscription receivable	—	(715)
Retained earnings	36,055	32,351
Accumulated other comprehensive (loss) income, net of tax	(378)	1,093

	195,550	191,919
Less 612,026 treasury shares, at cost	11,259	11,259

Total stockholders’ equity	184,291	180,660

Total liabilities and stockholders’ equity	$557,455	$551,983

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Three months ended March 31,
	2008	2007
Operating activities
Net income	$3,704	$3,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,241	300
Amortization	2,079	709
Amortization of deferred financing costs	620	47
Deferred income taxes	(231)	(186)
Stock based compensation	554	453
Excess tax benefit upon exercise of stock options	(27)	—
Other	19	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(2,285)	(3,609)
Management fee receivable	(295)	(677)
Other receivable	882	(715)
Restricted cash	559	—
Reinsurance liability reserve	(46)	(588)
Prepaid expenses and other	749	512
Accounts payable and accrued expenses	4,760	1,491
Accrued transportation costs	768	—
Deferred revenue	(838)	18
Other long-term liabilities	29	—

Net cash provided by operating activities	12,242	1,074
Investing activities
Purchase of property and equipment, net	(1,017)	(289)
Acquisition of businesses, net of cash acquired	(346)	(607)
Restricted cash for contract performance	2,643	567
Sale / (purchase) of short-term investments, net	26	(76)
Collection of notes receivable	2,531	30

Net cash provided by (used in) investing activities	3,837	(375)
Financing activities
Repurchase of common stock, for treasury	—	(10,376)
Proceeds from common stock issued pursuant to stock option exercise	101	26
Excess tax benefit upon exercise of stock options	27	—
Repayment of long-term debt	(2,162)	(116)
Debt financing costs	(33)	—

Net cash used in financing activities	(2,067)	(10,466)

Effect of exchange rate changes on cash	(195)	—

Net change in cash	13,817	(9,767)
Cash at beginning of period	35,379	40,703

Cash at end of period	$49,196	$30,936

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